Exhibit 99.1

Westwood Holdings Group, Inc. Reports Third Quarter 2007 Results and
Announces Quarterly Dividend of $0.25

Assets Under Management Rise to $7.7 Billion at September 30, 2007
and Third Quarter Earnings Per Share Increases 69% Year-over-Year

Dallas, October 24, 2007 - Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2007 third quarter revenues of $8.7 million, net income of $1.7 million and earnings per diluted share of $0.27. This compares to revenues of $6.9 million, net income of $0.9 million and earnings per diluted share of $0.16 in the third quarter of 2006. For the nine months ended September 30, 2007, Westwood reported revenues of $24.0 million and net income of $4.7 million, or $0.76 per diluted share, compared to revenues of $20.0 million and net income of $3.2 million, or $0.57 per diluted share, for the same 2006 period.

Cash earnings, which we define as net income plus non-cash equity-based compensation expense, for the third quarter of 2007 were $3.2 million, when adding back $1.5 million in non-cash equity-based compensation expense, compared to $2.3 million for the third quarter of 2006, when adding back $1.4 million in non-cash equity-based compensation expense. Cash earnings per share (“Cash EPS”), which we define as cash earnings divided by diluted weighted average shares outstanding, for the third quarter of 2007 was $0.51 per diluted share compared to $0.40 per diluted share for the third quarter of 2006. Cash earnings for the nine months ended September 30, 2007 were $8.5 million compared to $6.4 million for the same period in 2006, while Cash EPS for the nine months ended September 30, 2007 was $1.38 per diluted share compared to $1.15 per diluted share for the same period in 2006. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Revenues for the 2007 third quarter increased 26.7% compared to the 2006 third quarter, primarily as a result of increased average assets under management. Assets under management were $7.7 billion as of September 30, 2007, a 35.4% year-over-year increase as compared to September 30, 2006 assets under management of $5.7 billion. Average assets under management for the 2007 third quarter were $7.3 billion, an increase of 31.0% compared with $5.5 billion for the 2006 third quarter. The increase in period ending assets under management was primarily due to inflows of assets from new and existing clients and the market appreciation of assets under management.

Total expenses for the 2007 third quarter were $6.1 million compared to $5.3 million for the 2006 third quarter. Cash expenses for the 2007 third quarter were $4.6 million, which excludes $1.5 million in non-cash equity-based compensation expense, compared to $3.9 million for the 2006 third quarter, which excludes $1.4 million in non-cash equity-based compensation expense. (An explanation and reconciliation of cash expenses to total expenses are included in the attached tables.) The primary driver of the increase in total expenses was higher employee compensation and benefits costs, most of which was due to an increase of $340,000 in incentive compensation expense due to higher pre-tax income and an increase of $150,000 in non-cash restricted stock expense due to additional restricted stock grants in July 2007. The other significant components of the increase in employee compensation and benefits costs were increased salary expense due to increased headcount and salary increases for certain employees.

Westwood Trust contributed revenue of $2.7 million and net income of $463,000 in the 2007 third quarter, compared to revenue of $2.1 million and net income of $300,000 in the 2006 third quarter. Westwood Trust’s assets under management as of September 30, 2007 were $1.9 billion, an increase of 28.0% compared to $1.4 billion as of September 30, 2006.

The WHG Funds, consisting of WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced, have grown to $228 million in assets as of September 30, 2007. This represents an increase of approximately 145% compared to September 30, 2006.

Westwood also announced today that its Board of Directors declared a quarterly cash dividend of $0.25 per common share, payable on January 2, 2008 to stockholders of record on December 14, 2007.

Brian Casey, Westwood’s President & CEO commented, “Our marketing and client service teams have worked overtime to capitalize on the results produced by our investment teams over the past several years. As owner-employees, we are particularly gratified to see record assets under management and record financial results, but we are most proud of delivering superior performance and attentive client service to our growing client base. We never forget that clients are the center of everything we do and we continually strive to exceed their expectations.”

Westwood will host a conference call to discuss the 2007 third quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-838-2054 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood’s website, http://www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through October 31 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 203759.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, a family of institutional mutual funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.” For more information, please visit Westwood’s website at www.westwoodgroup.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; our ability to capitalize on the performance of our marketing efforts; the acceptance of our new products with our existing and new clients; changes in our dividend policy and uses of our cash; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q for the three month periods ended March 31, 2007, June 30, 2007 and September 30, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
REVENUES:
Advisory fees	$5,782	$4,391	$15,368	$12,881
Trust fees	2,666	2,086	7,558	6,026
Other revenues	291	418	1,123	1,138
Total revenues	8,739	6,895	24,049	20,045

EXPENSES:
Employee compensation and benefits	4,669	4,058	12,644	10,979
Sales and marketing	164	148	432	431
WHG mutual funds	43	80	144	167
Information technology	239	225	721	682
Professional services	420	312	1,199	1,040
General and administrative	565	508	1,690	1,522
Total expenses	6,100	5,331	16,830	14,821
Income before income taxes	2,639	1,564	7,219	5,224
Provision for income taxes	957	643	2,557	2,060
Income before cumulative effect of accounting change	1,682	921	4,662	3,164
Cumulative effect of change in accounting principle, net of income taxes of $21	-	-	-	39
Net income	$1,682	$921	$4,662	$3,203

Earnings per share:
Basic:
Continuing operations	$0.28	$0.16	$0.80	$0.58
Cumulative effect of an accounting change	-	-	-	-
Net income	$0.28	$0.16	$0.80	$0.58

Diluted:
Continuing operations	$0.27	$0.16	$0.76	$0.56
Cumulative effect of an accounting change	-	-	-	0.01
Net income	$0.27	$0.16	$0.76	$0.57

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of September 30, 2007 and December 31, 2006
(in thousands, except par value and share amounts)

	September 30, 2007 (unaudited)	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$4,953	$2,177
Accounts receivable	3,680	3,111
Investments, at market value	19,485	17,933
Deferred income taxes	954	1,267
Other current assets	975	465
Total current assets	30,047	24,953
Goodwill	2,302	2,302
Deferred income taxes	88	214
Property and equipment, net of accumulated depreciation of $951 and $774	1,038	1,253
Total assets	$33,475	$28,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$775	$778
Dividends payable	3,398	996
Compensation and benefits payable	2,566	2,801
Income taxes payable	-	689
Other current liabilities	11	10
Total current liabilities	6,750	5,274
Deferred rent	621	713
Total liabilities	7,371	5,987
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 10,000,000 shares, issued 6,834,452 and outstanding 6,802,303 shares at September 30, 2007; issued and outstanding 6,638,525 shares at December 31, 2006	68	66
Additional paid-in capital	26,092	20,289
Treasury stock, at cost - 32,149 shares at September 30, 2007; 0 shares at December 31, 2006	(1,042)	-
Retained earnings	986	2,380
Total stockholders’ equity	26,104	22,735
Total liabilities and stockholders’ equity	$33,475	$28,722

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the nine months ended September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,662	$3,203
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176	202
Unrealized gains on investments	(52)	13
Stock option expense	-	122
Restricted stock amortization	3,797	3,152
Deferred income taxes	439	(296)
Cumulative effect of change in accounting principle	-	(39)
Excess tax benefits from stock-based compensation	(1,226)	(19)
Net purchases of investments - trading securities	(1,089)	(788)
Change in operating assets and liabilities:
Accounts receivable	(569)	(52)
Other current assets	(82)	(129)
Accounts payable and accrued liabilities	(3)	(63)
Compensation and benefits payable	(235)	(1,084)
Income taxes payable	361	(267)
Other liabilities	(10)	8
Net cash provided by operating activities	6,169	3,963

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds - available for sale	(5,320)	(5,536)
Sales of money market funds - available for sale	4,909	8,846
Purchase of property and equipment	(45)	(57)
Net cash (used in) provided by investing activities	(456)	3,253

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(1,042)	-
Excess tax benefits from stock-based compensation	1,226	19
Proceeds from exercise of stock options	533	293
Cash dividends	(3,654)	(1,653)
Net cash used in financing activities	(2,937)	(1,341)

NET INCREASE IN CASH	2,776	5,875
Cash and cash equivalents, beginning of period	2,177	1,897
Cash and cash equivalents, end of period	$4,953	$7,772

Supplemental cash flow information:
Cash paid during the period for income taxes	$1,756	$2,622
Issuance of restricted stock	5,330	11,507
Tax benefit allocated directly to equity	1,475	380

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses
(in thousands, except share and per share amounts)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	% Change
Net Income	$1,682	$921	82.6%
Add: Restricted stock expense	1,537	1,387	10.8
Add: Stock option expense	-	1	N/A
Cash earnings	$3,219	$2,309	39.4
Diluted weighted average shares	6,263,222	5,817,330	7.7
Cash earnings per share	$0.51	$0.40	27.5

Total expenses	$6,100	$5,331	14.4
Less: Restricted stock expense	(1,537)	(1,387)	10.8
Less: Stock option expense	-	(1)	N/A
Cash expenses	$4,563	$3,943	15.7%

	Nine months Ended September 30, 2007	Nine months Ended September 30, 2006	% Change
Net Income	$4,662	$3,203	45.6%
Add: Restricted stock expense	3,797	3,152	20.5
Add: Stock option expense	-	122	N/A
Less: Cumulative effect of change in accounting principle	-	(39)	N/A
Cash earnings	$8,459	$6,438	31.4
Diluted weighted average shares	6,142,196	5,612,516	9.4
Cash earnings per share	$1.38	$1.15	20.0

Total expenses	$16,830	$14,821	13.6
Less: Restricted stock expense	(3,797)	(3,152)	20.5
Less: Stock option expense	-	(122)	N/A
Cash expenses	$13,033	$11,547	12.9%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. In calculating cash earnings for the nine months ended September 30, 2006, we also eliminate the non-cash cumulative effect of change in accounting principle associated with our implementation of SFAS 123R. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

SOURCE: Westwood Holdings Group, Inc.
# # #
(WHG-G)
CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle
(214) 756-6900